EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

VENTAS, INC.

Ventas, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Ventas, Inc., formerly Vencor, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 22, 1987.

SECOND: This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, as amended.

THIRD: This Amended and Restated Certificate of Incorporation was duly proposed by the Board of Directors of the Corporation and duly adopted by a vote of the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

FOURTH: The text of the Corporation’s Certificate of Incorporation, as amended, is hereby amended and restated to read as herein set forth in full:

ARTICLE I

Name

The name of the Corporation is Ventas, Inc.

ARTICLE II

Registered Office; Registered Agent

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes and Powers

The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under, and to exercise any power that corporations may now or hereafter exercise under, the General Corporation Law of the State of Delaware, including the general business of establishing and operating hospitals and providing acute care and specialized treatment of patients with complex medical or respiratory disorders.

ARTICLE IV

Capital Stock

The total number of shares of stock that the Corporation shall have authority to issue is 310,000,000 shares, of which 300,000,000 shall be shares of common stock, having a par value of twenty-five cents per share (the “Common Shares”), and 10,000,000 shall be shares of preferred stock, having a par value of one dollar per share (the “Preferred Shares”). The designations, voting powers and relative rights and preferences of the two classes of shares of stock shall be as set forth below.

A. Common Shares.

1. Powers, Rights and Preferences. The Common Shares shall be without distinction as to powers, rights and preferences, and shall have one vote per share on all matters on which shareholders are generally entitled to vote.

2. Dividends. After the requirements regarding preferential dividends on the Preferred Shares (fixed in accordance with the provisions of paragraph B of this Article IV), if any, have been met and after the Corporation has complied with all the requirements, if any, regarding the setting aside of sums as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of paragraph B of this Article IV) and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph B of this Article IV, then, but not otherwise, the holders of Common Shares shall be entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors.

3. Distributions. After distribution in full of the preferential amount (as may be fixed in accordance with the provisions of paragraph B of this Article IV), if any, to be distributed to the holders of Preferred Shares, and subject to any further rights of the holders of Preferred Shares (as may be fixed in accordance with the provisions of paragraph B of this Article IV) to further participate in a liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of Common Shares shall be entitled to receive, upon the liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, all its remaining assets, tangible and intangible, of whatever kind available for distribution to the shareholders, ratably in proportion to the number of Common Shares held by each.

B. Preferred Shares.

1. Issuance by Board Resolution; Series. The Board of Directors of the Corporation shall have authority by resolution to issue from time to time Preferred Shares on such terms as it may determine and for such consideration as fixed by the Board of Directors. The Preferred Shares may be issued in one or more series as may be determined from time to time by the Board of Directors. Each series shall be distinctly designated by number, letter or title. All Preferred Shares of any one series shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

2. Preferences and Rights. Subject to the provisions of subparagraph 3 of this paragraph B of Article IV, the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any Preferred Shares of each particular series, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limits and restrictions thereof, if any, of such series, including the following:

(a) The voting rights of which the holders of any series of Preferred Shares are entitled, if any, including the right to vote as a separate class or as one class with the holders of any other series of Preferred Shares or the Common Shares or both;

(b) The distinctive designation of, and the number and class of Preferred Shares which shall constitute the series, which number from time to time may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(c) The rate and times at which, and the terms and conditions upon which, dividends on the shares of the series will be paid, whether the dividends shall be cumulative or non-cumulative, and if cumulative, from what date or dates, and the preferences or relation, if any, of such dividends to the dividends payable on any shares of any other series or class of the Corporation;

(d) Whether Preferred Shares of the series shall be subject to redemption, and the redemption price or prices (including a redemption price or prices payable in Common Shares), and the time or times at which, and the terms and conditions on which, Preferred Shares of the series may be redeemed;

(e) Whether holders of any series of Preferred Shares shall be entitled to the benefit of a sinking fund or redemption or purchase account to be applied to the purchase or redemption of Preferred Shares of the series and, if so entitled, the amount of such fund and the terms and conditions relative to its operation;

(f) Whether any series of Preferred Shares shall be convertible into, or exchangeable for, any Common Shares or other series of Preferred Shares of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g) The rights, if any, of the holders of any series of Preferred Shares upon liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(h) Whether any series of Preferred Shares shall have priority over or parity with or be junior to Preferred Shares of any other series, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series, or (iii) the payment of dividends on, the making of other distributions with respect to, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to Preferred Shares of any such series as to dividends or distributions, and the terms of any such restrictions, or any other restrictions with respect to shares of any class or series on parity with or ranking junior to Preferred Shares of such series in any respect; and

(i) Any other powers, preferences, privileges and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now and hereafter permitted by law.

3. Issuance of Preferred Shares. The relative powers, preferences and rights of each series of Preferred Shares in relation to the powers, preferences and rights of other series of Preferred Shares shall, in each case, be as fixed from time to time by the Board of Directors in resolutions adopted pursuant to authority granted in this paragraph B of Article IV, and the consent by series vote or otherwise, of the holders of such of the series of Preferred Shares as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Shares, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolutions regarding any series of Preferred Shares that the consent of the holders of a certain percentage, as fixed therein by the Board of Directors, of the outstanding Preferred Shares of such series shall be required for the issuance of any other series of Preferred Shares.

ARTICLE V

Directors

A. Number of Directors. The affairs of the Corporation shall be managed and conducted by a Board of Directors, and unless otherwise provided in the By-Laws, the election of directors need not be by written ballot. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws of the Corporation. A majority of the number of directors so fixed shall constitute a quorum for the transaction of business, except that any vacancy on the Board of Directors, whether created by an increase in the number of directors or otherwise, may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director.

B. Power and Authority of the Board of Directors. The Board of Directors shall have such powers as are conferred on the Board of Directors by the laws of the State of Delaware. In furtherance of such powers, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation, without the consent or vote of the stockholders.

ARTICLE VI

Elimination of Certain Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit.

ARTICLE VII

Indemnification of Directors and Officers

A. Right to Indemnification. To the fullest extent authorized by the General Corporation Law of the State of Delaware, the Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) because he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding. The Corporation may provide, by action of its Board of Directors through agreement, resolution or by a provision in the By-Laws of the Corporation, indemnification of the Corporation’s employees and agents with substantially the scope and effect as the indemnification provided in this Article VII.

B. Advancement of Expenses. Expenses incurred by such a person in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Corporation in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Corporation as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than as an officer or director of the Corporation may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.

C. Contract Right; Non-exclusivity of Rights.

1. Contract Right. The indemnification provided for by this Article VII shall be a contract right and shall continue as to persons who cease to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to this Certificate of Incorporation or repeal of any Article of this Certificate of Incorporation shall increase the liability of any director or officer of the Corporation for acts or omissions of such persons occurring prior to such amendment or repeal.

2. Non-exclusivity of Rights. The right to indemnification conferred by this Article VII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his official capacity and in any other capacity while holding such office.

D. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of this Article VII or the General Corporation Law of the State of Delaware.

E. Right of Claimant to Bring Suit. If a claim under paragraph A of this Article VII is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE VIII

Consent Actions of Stockholders

Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, only if a consent in writing, setting forth the actions so taken, shall be signed by the holders of at least eighty percent of all the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

ARTICLE IX

Restrictions of Ownership and Transfer; Designation of Excess Shares

A. (1) Definitions. For the purposes of this Article IX, the following terms shall have the following meanings:

“Adoption Date” shall mean the date upon which the Corporation filed the Certificate of Amendment to the Certificate of Incorporation of the Corporation adding this Article IX with the Secretary of State of the State of Delaware.

“Beneficial Ownership” shall mean ownership of Shares by a Person who (i) would be treated as an owner of such Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code or (ii) would be treated as an owner of such Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean an organization or organizations described in Sections 170(b)(1)(A) and 170(c) of the Code and identified by the Board of Directors as the beneficiary or beneficiaries of the Trust.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Shares” shall mean outstanding Common Shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

“Excess Shares” shall mean Shares resulting from an event described in Section 3 of this Article IX.

“Excess Common Shares” shall mean Common Shares that are designated as Excess Shares.

“Excess Preferred Shares” shall mean Preferred Shares that are designated as Excess Shares.

“Existing Holder” shall mean any Person who is the Beneficial Owner of Common Shares in excess of the Ownership Limit on the Adoption Date, so long as, but only so long as, such Person Beneficially Owns shares of Common Shares in excess of the Ownership Limit.

“Existing Holder Limit” for any Existing Holder shall mean, initially, the percentage of the outstanding Common Shares Beneficially Owned by such Exiting Holder on the Adoption Date, and after any adjustment pursuant to Section A.(9) of this Article IX shall mean the percentage of the outstanding Common Shares so adjusted; provided, however, that the Existing Holder Limit shall be 9.9% in number of shares or value of the outstanding Common Shares of the Corporation unless, from the Adoption Date until the Ownership Limitation Termination Date, each Existing Holder does not Beneficially Own more than 9.9%, in number of shares or value, of the outstanding shares of any class or series of capital stock of one or more Tenants (other than Vencor, Inc., a Delaware corporation formerly known as Vencor Healthcare, Inc.) if the failure of rents received or accrued, directly or indirectly, by the Corporation from such Tenant(s) to qualify as “rents from real property” for purposes of Section 856(d) of the Code, would in the judgment of the Board of Directors, cause the Corporation to fail to qualify as a REIT for federal income tax purposes.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of Shares of the relevant class on the trading day immediately preceding the relevant date, or if the Shares of the relevant class are not then traded on the New York Stock Exchange, the last reported sales price of Shares of the relevant class on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any exchange or quotation system, then the market price of the Shares of the relevant class on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Ownership Limit” shall mean, with respect to the Common Shares for any Person other an Existing Holder, the Beneficial Ownership of nine percent (9.0%), in number of shares or value, of the outstanding Common Shares of the Corporation, and, with respect to the Preferred Shares for any Person, the Beneficial Ownership of nine and nine-tenths percent (9.9%), in number of shares or value, of the outstanding shares of any class or series of Preferred Shares of the Corporation. The value of any outstanding Common Shares or shares of any class or series of Preferred Shares of the Corporation shall be determined by the Board of Directors of the Corporation in good faith which determination shall be conclusive for all purposes hereof.

“Ownership Limit Termination Date” shall mean the first day after the date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. “Person” does not include an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

“Preferred Shares” shall mean outstanding preferred shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section A.(2) of this Article IX.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Shares, the record holder of the Shares, if such Transfer had been valid under Section A.(2) of this Article IX.

“REIT” shall mean a real estate investment trust under Section 856 of the Code.

“REIT Election Date” shall mean January 1, 1999 or such other date on which the Corporation elects to be taxed as a REIT under the Code.

“Shares” shall mean the shares of the Corporation as may be authorized and issued from time to time pursuant to Article IV.

“Tenant” shall mean any Person that leases (or subleases) real property from the Corporation.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

“Trust” shall mean the trust created pursuant to Section C.(1) of this Article IX.

“Trustee” shall mean a Person, who shall be unaffiliated with the Corporation, any Purported Beneficial Transferee and any Purported Record Transferee, identified by the Board of Directors as the trustee of the Trust.

(2) Restrictions on Ownership and Transfer.

(a) Except as provided in Section A.(12) of this Article IX, from the Adoption Date and prior to the Ownership Limitation Termination Date, no Person (other than, in the case of Common Shares, an Existing Holder) shall Beneficially Own Shares of any class in excess of the Ownership Limit for such class of Shares and no Existing Holder shall Beneficially Own Common Shares in excess of the Existing Holder Limit for such Existing Holder.

(b) Except as provided in Section A.(12) of this Article IX, from the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than, in the case of a Transfer of Common Shares, an Existing Holder) Beneficially Owning Shares of any class in excess of the Ownership Limit with respect to Shares of such class shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights to such Shares.

(c) Except as provided in Section A.(12) of this Article IX, from the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Common Shares in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such Common Shares which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights to such Common Shares.

(d) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Shares being Beneficially Owned by less than 100 Persons (determined without referring to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

(e) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

(3) Designation of Excess Shares.

(a) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than, in the case of Common Shares, an Existing Holder) would Beneficially Own Shares of any class in excess of the applicable Ownership Limit with respect to such class, then, except as otherwise provided in Section A.(12) of this Article IX, such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

(b) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that an Existing Holder would Beneficially Own Common Shares in excess of the applicable Existing Holder Limit, then, except as otherwise provided in Section A.(12) of this Article IX, such number of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

(c) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the purported Transfer.

(d) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, any Person other than, with respect to Common Shares, an Existing Holder (the “Purchaser”) purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the “Purchase”) and, as a result, the Purchaser would Beneficially Own Shares of any class in excess of the applicable Ownership Limit with respect to such class, then, except as provided in Section A.(12) of this Article IX, such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of Purchase. In determining which Shares are designated as Excess Shares, Shares of the relevant class Beneficially Owned by the Purchaser prior to the Purchase shall be treated as designated as Excess Shares before any Shares Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

(e) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an Existing Holder purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the “Purchase”) and, as a result, such Existing Holder would Beneficially Own Common Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section A.(12) of this Article IX, such number of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Common Shares are exchanged, Common Shares Beneficially Owned by the purchasing Existing Holder prior to the Purchase shall be treated as designated as Excess Shares before any Common Shares Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

(f) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Shares (the “Entity”) and, as a result, a Person (other than, in the case of Common Shares, an Existing Holder) holding an interest in the Entity would Beneficially Own Shares in excess of the applicable Ownership Limit with respect to such class, then except as provided in Section A.(12) of this Article IX, such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the redemption, repurchase, restructuring or similar transaction. In determining which Shares are designated as Excess Shares, Shares of the relevant class Beneficially Owned by the Entity shall be treated as designated as Excess Shares before any Shares Beneficially Owned by the Person holding an interest in Entity (independently of such Person’s interest in the Entity) are so treated.

(g) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns shares of Common Shares (the “Entity”) and, as a result, an Existing Holder would Beneficially Own Common Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section A.(12) of this Article IX, such number of Common Shares in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the transfer. In determining which Common Shares are designated as Excess Shares, Common Shares Beneficially Owned by the Entity shall be treated as so designated before any Common Shares Beneficially Owned by the Existing Holder (independently of such Existing Holder’s interest in the Entity) are so treated.

(h) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limit Termination Date, an event, other than an event described in Sections A.(3)(a) through (g) of this Article IX, occurs which would, if effective, results in any Person (other than, in the case of Common Shares, an Existing Holder) Beneficially Owning Shares in excess of the applicable Ownership Limit, then, except as provided in Section A.(12) of this Article IX, the smallest number of Shares Beneficially Owned by such Person which, if designated as Excess Shares, would result in such Person’s Beneficial Ownership of Shares not being in excess of such Ownership Limit, shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the relevant event.

(i) If, notwithstanding the other provisions contained in this Article IX, at any time from the Adoption Date and prior to the Ownership Limit Termination Date, an event, other than an event described in Section A.(3)(a) through (g) of this Article IX, occurs which would, if effective, result in any Existing Holder Beneficially Owning Shares in excess of the applicable Existing Holder Limit, then, except as provided in Section A.(12) of this Article IX, the smallest number of Common Shares Beneficially Owned by such Existing Holder which, if designated as Excess Shares, would result in such Existing Holder’s Beneficial Ownership of Common Shares not being in excess of such Existing Holder Limit, shall be automatically designated as Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of the relevant event.

(j) In addition, if a Person (the “nonreporting Person”) does not provide all of the information required by Section A.(6) of this Article IX and, as a result, the Corporation, but for the provisions of this paragraph, would not qualify as a REIT, then, as of the day prior to the date on which such aggregate ownership would have caused the Corporation to fail to qualify as a REIT, Shares Beneficially Owned by such Person shall be automatically designated as Excess Shares to the extent necessary to prevent the Corporation from failing to qualify as a REIT.

(4) Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section A.(2) of this Article IX or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Shares in violation of Section A.(2) of this Article IX, the Board of Directors shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Sections A.(2)(a) through (c) of this Article IX or Section A.(2)(e) of this Article IX shall automatically result in the designation of Excess Shares described in Section A.(3) of this Article IX, irrespective of any action (or non-action) by the Board of Directors.

(5) Notice of Ownership or Attempted Ownership in Violation of Section A.(2). Any Person who acquires or attempts to acquire Beneficial Ownership of Shares in violation of Section A.(2) shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT.

(6) Owners Required to Provide Information. From the Adoption Date and prior to the Ownership Limitation Termination Date:

(a) every Beneficial Owner of more than 5.0% (or such other lower percentages as required pursuant to regulations under the Code) of the outstanding number or value of any class or series of Shares shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such

Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT.

(b) each Person who is a Beneficial Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

(7) Remedies Not Limited. Except as provided in Section E. of this Article IX, nothing contained in this Article IX shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT.

(8) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article IX, including any definition contained in Section A.(1) of this Article IX and any ambiguity with respect to which Shares are to be designated as Excess Shares in a given situation, the Board of Directors shall have the power to determine the application of the provisions of this Article IX with respect to any situation based on the facts known to it.

(9) Modification of Existing Holder Limit. The Existing Holder Limit for any Existing Holder will be reduced after any transfer permitted in this Section A or any other event that reduces the percentage of the outstanding Common Shares Beneficially Owned by any Existing Holder of this Article IX by such Existing Holder to a Person other than an Existing Holder by the amount of Shares Transferred; but in no event shall such Existing Holder Limit be reduced to less than the Ownership Limit for Common Shares.

(10) Modification of Ownership Limit. Subject to the limitations provided in Section A.(11) of this Article IX, the Board of Directors may from time to time increase or decrease the Ownership Limit with respect to a class of Shares.

(11) Limitations on Modifications.

(a) Neither the Ownership Limit with respect to a class of Shares nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Shares (including all of the then-existing Existing Holders) could Beneficially Own, in the aggregate, more that 49.9% of the outstanding Shares of the class of Shares to which such Ownership Limit or Existing Holder Limit relates.

(b) Prior to the modification of any Existing Holder Limit or Ownership Limit pursuant to Section A.(9) or Section A.(10) of this Article IX, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status (or, if prior to the REIT Election Date, expected status) as a REIT.

(c) The Ownership Limit with respect to a class of Shares may not be increased to a percentage which is greater than 9.9%.

(12) Exceptions. The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause the Corporation to fail to qualify as a REIT or such other evidence or documents as the Board of Directors deems appropriate, may exempt a Person from the Ownership Limit with respect to a class of Shares or an Existing Holder Limit, as the case may be, if the Board of Directors obtains such representations and undertakings from such Persons as the Board of Directors determines are reasonably necessary, and such Person agrees that any violation or attempted violation of such representations or undertakings will result in, to the extent necessary, the designation of Shares held by such Person as Excess Shares in accordance with Section A.(3) of this Article IX.

B. Legend. (1) Each certificate for Common Shares shall bear the following legend:

“The Common Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status (or, if prior to the REIT Election Date, expected status) as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person my Beneficially Own Common Shares in excess of 9.0% (or such greater percentage as may be determined by the Board of Directors) of the outstanding Common Shares of the Corporation (unless such Person is an Existing Holder). Any Person who attempts to Beneficially Own Common Shares in excess of the above limitation must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Certificate of Incorporation of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the Common Shares represented hereby will be automatically designated as Excess Shares which will be held in trust by the Trustee for the benefit of the Beneficiary.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

(2) Each certificate for Preferred Shares shall bear the following legend:

“The Preferred Shares represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status (or, if prior to the REIT Election Date, expected status) as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may Beneficially Own Preferred Shares of any class in excess of 9.9% of the outstanding Preferred Shares of such class. Any Person who attempts to Beneficially Own Shares in excess of the above limitation must immediately notify the Corporation. All capitalized terms used in this legend have the meanings set forth in the Certificate of Incorporation of the Corporation, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the Preferred Shares represented hereby will be automatically designated as Excess Shares which will be held in trust by the Trustee for the benefit of the Beneficiary.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

C. Excess Shares.

(1) Ownership in Trust. Upon any purported Transfer or other event that results in the designation of Shares as Excess Shares pursuant to Section A.(3) of this Article IX, such Excess

Shares shall be deemed to have been transferred to the Trustee, as trustee of the Trust for the exclusive benefit of the Beneficiary. The Trust shall name a Beneficiary if one does not already exist, within five days of the discovery of any designation of any Excess Shares; provided, however, that the failure to so name a Beneficiary shall not affect the designation of Shares as Excess Shares or the transfer thereof to the Trustee. Excess Shares so held in trust shall be issued and outstanding stock of the Corporation. The Purported Record Transferee shall have no rights in such Excess Shares except as provided in Section C.(5) of this Article IX.

(2) Dividend Rights. Any dividends (whether taxable as a dividend, return of capital or otherwise) on Excess Shares shall be paid to the Trust for the benefit of the Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive, for each Excess Share, the lesser of (a) the amount per share of any distribution made upon liquidation, dissolution or winding up or (b) the price paid by the Purported Record Transferee for the Excess Shares, or if the Purported Record Transferee did not give value for the Excess Shares, the Market Price of the Excess Shares on the day of the event causing the Excess Shares to be held in trust. Any such dividend paid or distribution paid to the Purported Record Transferee in excess of the amount provided in the preceding sentence prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been designated as Excess Shares shall be repaid, upon demand, to the Trust for the benefit of the Beneficiary.

(3) Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, (a) subject to the preferential rights of the Preferred Shares, if any, as may be determined by the Board of Directors of the Corporation and the preferential rights of the Excess Preferred Shares, if any, each holder of Excess Common Shares shall be entitled to receive, ratably with each other holder of Common Shares and Excess Common Shares, that portion of the assets of the Corporation available for distribution to the holders of Common Shares or Excess Common Shares which bears the same relation to the total amount of such assets of the Corporation as the number of Excess Common Shares held by such holder bears to the total number of Common Shares and Excess Common Shares then outstanding, and (b) each holder of Excess Preferred Shares shall be entitled to receive that portion of the assets of the Corporation which a holder of the Preferred Shares that were exchanged for such Excess Preferred Shares would have been entitled to receive had such Preferred Shares remained outstanding. The Corporation, as holder of the Excess Shares in trust shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of the Excess Shares in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

(4) Voting Rights. The Trustee shall be entitled to vote the Excess Shares on behalf of the Beneficiary on any matter. Subject to Delaware law, any vote cast by a Purported Record Transferee with respect to the Excess Shares prior to the discovery by the Corporation that the Excess Shares were held in trust will be rescinded ab initio; provided, however, that if the Corporation has already taken irreversible action with respect to a merger, reorganization, sale of all or substantially all of the assets, dissolution of the Corporation or other action by the Corporation, then the vote cast by the Purported Record Transferee shall not be rescinded. The owner of the Excess Shares will be deemed to have given an irrevocable proxy to the Trustee to vote the Excess Shares for the benefit of the Beneficiary.

Notwithstanding the provisions of this Article IX, until the Corporation has received notification that Excess Shares have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(5) Restrictions on Transfer. Excess Shares shall be transferable only as provided in this Section C.(5) of Article IX. At the direction of the Board of Directors, the Trustee shall transfer the Shares held in the Trust to a Person or Persons whose ownership of such Shares will not violate the Ownership Limit. If such a transfer is made to such a Person or Persons, the interest of the Beneficiary shall terminate and the proceeds of the sale shall be payable to the Purported Record Transferee and to the Beneficiary. The Purported Record Transferee shall receive the lesser of (a) the price paid by the Purported Record Transferee for the Shares or, if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to be held in trust, or (b) the price received by the Trust from the sale or other disposition of the Shares. Any proceeds in excess of the amount payable to the Purported Record Transferee will be paid to the Beneficiary. The Trustee shall be under no obligation to obtain the highest possible price for the Excess Shares. Prior to any transfer of any Excess Shares by the Trustee, the Corporation must have waived in writing its purchase rights under Section C.(6) of this Article IX. It is expressly understood that the Purported Record Transferee may enforce the provisions of this Section against the Beneficiary.

If any of the foregoing restrictions on transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such Excess Shares in trust and to hold such Excess Shares on behalf of the Corporation.

(6) Purchase Right in Excess Shares. Excess Shares shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise, gift or other transaction in which no value was given for such Excess Shares, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price on the date the Corporation, or its designee accepts such offer (the “Redemption Price”). The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported Transfer or other event which resulted in the designation of the Shares as Excess Shares and (ii) the date the Board of Directors determines in good faith that a purported Transfer or other event resulting in the designation of Excess Shares has occurred, if the Corporation does not receive a notice of any such Transfer pursuant to Section A.(5) of this Article IX. Unless the Board of Directors determines that it is in the interests of the Corporation to make earlier payments of all of the amounts determined as the Redemption Price per Share in accordance with the preceding sentence, the Redemption Price may be payable at the option of the Board of Directors at any time up to but not later than five years after the date the Corporation accepts the offer to purchase the Excess Shares. In no event shall the Corporation have an obligation to pay interest to the Purported Record Transferee.

D. Severability. If any provision of this Article IX or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

E. New York Stock Exchange Transactions. Nothing in this Article IX shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article IX and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article IX.

F. Amendment of Article IX. This Article IX may not be amended, modified or repealed except by the affirmative vote of not less than two-thirds (2/3) of the votes entitled to be cast by the holders of all Shares of the Corporation entitled to vote generally in the election of Directors voting together as one class.

ARTICLE X

Restrictions on Constructive Ownership Relating to REIT Status

A. (1) Definitions. For the purposes of this Article X, the following terms shall have the following meanings:

“Constructive Ownership” shall mean ownership of Shares by a Person, whether the interest in such Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns,” and “Constructively Owned” shall have the correlative meanings.

“Special Excess Shares” shall mean Shares resulting from an event described in Section A.(3) of this Article X.

All other capitalized terms used in this Article X shall have the meanings, and be defined as, set forth in Article IX of this Certificate of Incorporation.

(2) Restrictions on Constructive Ownership. Except as provided in Section A.(4) of this Article X, from the Adoption Date and prior to the Ownership Limitation Termination Date, no Person shall Constructively Own any Shares to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such, and any Transfer that, if effective, would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such shall be void ab initio as to the Transfer of such Shares which would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such; and the intended transferee shall acquire no rights in such Shares.

(3) Designation of Special Excess Shares. If, notwithstanding the other provisions contained in this Article X or in Article IX, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer or other event (including an event described in Section A.(3)(a) through (g) of Article IX) which would, if effective, result in any Person Constructively Owning Shares in violation of Section A.(2) of this Article X, then, except as provided in Section A.(12) of Article IX, such number of Shares (rounded up to the nearest whole Share) in excess of the greatest amount of Shares as would not result in a violation of Section A.(2) of this Article X shall be automatically designated as Special Excess Shares. Such designation shall be effective as of the close of business on the business day prior to the date of such purported Transfer or other event. In determining which Shares are designated as Special Excess Shares, Shares of the relevant class directly or indirectly owned (including by a nominee) by the Person prior to (or as a result of) the purported Transfer or other event shall be treated as designated as Special Excess Shares before any Shares that would be treated as owned though the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code, by the Person are so treated. Shares designated as Special Excess Shares pursuant to this Article X, shall be treated as shares that were converted to Excess Shares pursuant to and for purposes of Article IX.

(4) Exceptions. The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not cause the Corporation to fail to qualify as a

REIT or such other evidence or documents as the Board of Directors deems appropriate, may exempt a Person from the application of this Article X if the Board of Directors obtains such representations and undertakings from such Persons as the Board of Directors determines are reasonably necessary, and such Person agrees that any violation or attempted violation of such representations or undertakings will result in, to the extent necessary, the designation of Shares held by such Person as Special Excess Shares in accordance with this Article X.

B. Severability. If any provision of this Article X or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

C. New York Stock Exchange Transactions. Nothing in this Article X shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The fact that the settlement of any transaction occurs or takes place shall not negate the effect of any other provision of this Article X and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article X.

D. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article X, including any definition contained in this Article X and any ambiguity with respect to which Shares are to be designated as Special Excess Shares in a given situation or in the treatment of such shares pursuant to Article IX, the Board of Directors shall have the power to determine the application of the provisions of this Article X with respect to any situation based on the facts known to it.”

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by the Chairman, Chief Executive Officer and President and attested by the Corporate Secretary of Ventas, Inc. this 24th day of May, 2007.

Ventas, Inc.

By:	/s/ Debra A. Cafaro
Debra A. Cafaro
Chairman, Chief Executive Officer and President

ATTEST:

By:	/s/ T. Richard Riney
T. Richard Riney
Corporate Secretary